Exhibit 99.1

1000 Louisiana, Suite 4300 Houston, TX 77002 713.584.1000

Targa Resources Partners LP Announces $250 Million Offering of Senior Notes
HOUSTON, January 19, 2010 — Targa Resources Partners LP (“Targa Resources Partners” or the “Partnership”) (NYSE: NGLS) and its subsidiary Targa Resources Partners Finance Corporation announced today that, subject to market conditions, they intend to sell in an offering in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside of the United States pursuant to Regulation S under the Securities Act, $250 million in aggregate principal amount of senior unsecured notes due 2021. The Partnership intends to use the net proceeds from this offering to reduce borrowings under its senior secured credit facility and for general partnership purposes, which may include redeeming or repurchasing some of its outstanding senior notes, as well as financing working capital and acquisitions.
Subject to market conditions, the Partnership may commence an offer to certain eligible holders to exchange any and all of its 11.25% senior notes due 2017 for a combination of additional notes that we expect to be fungible with the notes to be issued in connection with this offering and an undetermined amount of cash.
The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The senior unsecured notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A and non-US persons under Regulation S. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities, except as required by law.
Forward-Looking Statements
Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside Targa Resources Partners’ control, which could cause results to differ materially from those expected by management of Targa Resources Partners. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas and natural gas liquids, the timing and success of business development efforts; and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2009 and other reports filed with the Securities and Exchange Commission. Targa Resources Partners undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor contact:
713-584-1133
Anthony Riley
Director — Finance / Investor Relations
Matthew Meloy
Senior Vice President, Chief Financial Officer and Treasurer